Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2013 FOURTH QUARTER AND FULL YEAR RESULTS

Reports Consolidated 2013 Revenue of $2.3 Billion, Up 4.9%;

Redbox Annual Revenue of $1.97 Billion on 775 Million Rentals;

Coinstar Annual Revenue Surpasses $300 Million for First Time;

Repurchases $195 Million of Common Stock in 2013; Increases Share Repurchase Authorization;

$350 Million Tender Offer Expected to Launch Tomorrow

BELLEVUE, Wash.—February 6, 2014—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the fourth quarter and full year ended December 31, 2013.

“Outerwall reported a strong finish to 2013 as we delivered solid results at the top and bottom line and executed on strategic decisions to drive increased profitability and value creation for our consumers, partners, employees, and shareholders,” said J. Scott Di Valerio, chief executive officer of Outerwall. “Our results reflect the value consumers recognize in our core Redbox and Coinstar brands, with Redbox driving over 775 million rentals in 2013 and Coinstar pushing through $300 million in annual revenue for the first time. We are managing these strong, profitable, cash-generating businesses for additional profitability and cash flow by optimizing our consumer relationships and kiosk networks. We will continue to invest in ecoATM and other targeted, compelling growth opportunities.”

Di Valerio continued, “We believe strong, effective leadership is a cornerstone in extracting the most value from our businesses, and today we separately announced a new president for Redbox and executive leadership transitions at Coinstar and ecoATM. We believe that each candidate will build on the respective business’ strong foundation in order to continue to drive success and new avenues for growth and enhanced profitability.”

“We also announced our intent to purchase $350 million of Outerwall’s common stock via a modified ‘Dutch auction’ tender offer, demonstrating our confidence in Outerwall’s business and long-term growth potential,” said Di Valerio.

Outerwall’s 2013 fourth quarter and full year financial highlights included:

	2013		2013
	Fourth Quarter		Full Year
• Consolidated revenue	$593.7	million	$2,306.6	million
• Net income	$22.7	million	$174.8	million
• Income from continuing operations	$42.9	million	$208.1	million
• Core adjusted EBITDA from continuing operations*	$137.3	million	$491.7	million
• Diluted EPS from continuing operations	$1.55		$7.33
• Core diluted EPS from continuing operations*	$1.68		$5.92
• Net cash provided by operating activities	$191.7	million	$324.1	million
• Free cash flow*	$142.6	million	$166.4	million

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

“We continue to execute on several initiatives, including working to reach our recently adjusted targeted leverage ratio in the first quarter, that build on our strong financial foundation, optimize our capital structure and create value for our shareholders,” said Galen C. Smith, chief financial officer of Outerwall. “In 2013, we were pleased to return more than 100% of our free cash flow to shareholders. Looking ahead, we remain committed to our capital return priorities, as illustrated by a $350 million tender offer we expect to launch tomorrow.”

Smith concluded, “We are focused on operating Outerwall efficiently and will continue to manage costs and capital expenditures across the organization, keeping them aligned with our revenue growth opportunities. We are also on track to achieve $22 million of savings in 2014. We intend to further leverage the shared services organization we built over the past few years to deliver improved results.”

Consolidated Results

Revenue for the fourth quarter of 2013 increased 5.4% to $593.7 million compared with $563.1 million for the fourth quarter of 2012. Redbox segment revenue increased 1.7% to $496.4 million compared with $488.3 million for the fourth quarter of 2012. Coinstar segment revenue increased 8.4% to $80.7 million from $74.5 million in the prior year quarter. New Ventures segment reported revenue of $16.6 million in the fourth quarter compared with $293,000 for the fourth quarter of 2012, with the increase primarily due to the acquisition of the ecoATM business completed in July 2013.

Operating income for the fourth quarter of 2013 was $73.0 million, which resulted in an operating margin of 12.3%, compared with operating income of $52.0 million and an operating margin of 9.2% in the fourth quarter of 2012. The change in operating margin was driven by several factors, including the reversal of a bonus accrual; a benefit from the change in amortization for content costs in the Redbox business; and greater efficiencies in shared services.

Income from continuing operations for the fourth quarter of 2013 was $42.9 million, or diluted earnings per share from continuing operations of $1.55, compared with $25.5 million, or $0.83 per diluted share, in the fourth quarter of 2012. Core diluted earnings per share from continuing operations for the fourth quarter of 2013 was $1.68, which excluded non-core adjustments, net of tax, of $0.13 per share, compared with $1.01 per diluted share, which excluded non-core adjustments, net of tax, of $0.18 per share, in the fourth quarter of 2012. Non-core adjustments for the fourth quarter of 2013 included restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the company, compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM, the loss from equity method investments, benefits from release of indemnification reserves upon settlement of the Sigue Note, and a tax benefit of $16.7 million related to the recognition of a worthless stock deduction in a corporate subsidiary.

For 2013, full year revenue was $2.3 billion, an increase of 4.9% compared with 2012. Operating income for 2013 was $261.0 million, which resulted in an operating margin of 11.3%, compared with operating income of $279.4 million and an operating margin of 12.7% in 2012. The decrease in operating margin reflects the increased operating loss in the New Ventures segment, which was primarily the result of investments to support ecoATM. Income from continuing operations for 2013 was $208.1 million, or $7.33 per diluted share, compared with income from continuing operations of $160.5 million, or $4.99 per diluted share, in 2012, an increase in diluted earnings per share of 46.9%, primarily attributable to the impacts of a decrease in income tax expense, income from equity method investments arising from the gain on our acquisition of ecoATM and higher interest expense. Core diluted earnings per share from continuing operations for the full year 2013 was $5.92, which excluded non-core adjustments of $(1.41) per share, compared with $5.15 per diluted share, which excluded non-core adjustments of $0.16 per share, in 2012.

Net cash provided by operating activities in the fourth quarter of 2013 was $191.7 million, compared with $152.2 million in the fourth quarter of 2012. Cash capital expenditures for the fourth quarter of 2013 were $49.1 million, compared with $74.9 million in the fourth quarter of 2012. Free cash flow for the fourth quarter of 2013 was $142.6 million, compared with $77.3 million in the fourth quarter of 2012, primarily driven by changes in working capital, higher non-cash expenses included in net income in the current period and lower capital expenditures, bringing total free cash flow to $166.4 million for the full year 2013.

Capital Structure and Share Repurchases

During the fourth quarter, the company repurchased $100.0 million of its common stock representing approximately 1.51 million shares at an average price of $66.06 per share. For full year 2013, the company repurchased $195.0 million of its common stock representing approximately 3.31 million shares at an average price of $58.98 per share, which represents a return to shareholders of more than 100% of free cash flow for the year. In January 2014, the company executed on an additional $50 million share repurchase through a 10b5-1 stock trading plan, which was completed by the end of the month.

On January 30, 2014, Outerwall’s Board of Directors increased the share repurchase authorization by $500 million, bringing the total available for repurchases to approximately $650 million.

In connection with this increased authorization, the Board of Directors also authorized a tender offer for $350 million of Outerwall’s common stock through a modified Dutch auction that is expected to launch on February 7, 2014. We expect to launch with a price range based on a 5-20% premium over today’s last reported sale price.

During the fourth quarter, the company amended its existing credit facility to increase its debt capacity by $350.0 million through a combination of a $200 million term loan and an additional $150 million of capacity under the revolving line of credit. As of December 31, 2013, the company had no outstanding borrowing on the revolving line of credit. The company previously announced a target net leverage ratio of 1.75x to 2.25x net debt to core adjusted EBITDA from continuing operations, and expects to move into this range in the first quarter of 2014 pending the successful execution of the tender offer.

Segment Results

Redbox

Redbox segment revenue increased 1.7% to $496.4 million from the fourth quarter of 2012. Redbox generated 192.0 million rentals in the quarter, up 2.2% year over year. Net revenue per rental was $2.58, up 0.4% from the fourth quarter of 2012.

Redbox segment operating income was $111.3 million, an increase of 39.2% over the fourth quarter of 2012, and segment operating margin was 22.4%, up 6.0 percentage points from the fourth quarter of 2012. Gross margin for the fourth quarter of 2013 was 58.5%, up 4.6 percentage points from 53.9% in the fourth quarter of 2012, as the company adjusted its content purchases to better align with revised rental and revenue expectations. Gross margin also benefitted from $7.0 million lower amortization than expected as a result of the accounting change implemented in the second quarter of 2013. The benefit is expected to reverse in the first quarter of 2014.

Coinstar

Coinstar segment revenue was $80.7 million, an increase of 8.4%, and same store sales were up 5.9% in the fourth quarter of 2013 compared with a decline of 1.2% in the fourth quarter of 2012, primarily due to the price increase for all U.S. grocery retail locations for the coin voucher product implemented on October 1, 2013. The average transaction size was also up 5.8% to $43.82.

Coinstar segment operating income was $30.8 million, an increase of 17.2% over the fourth quarter of 2012, and segment operating margin was 38.2%, up 2.9 percentage points from the fourth quarter of 2012. Segment operating income increased due to the U.S. price increase and cost reductions driven by efficiencies implemented across its field organization.

New Ventures

New Ventures reported segment revenue of $16.6 million in the fourth quarter, compared with $0.3 million in the fourth quarter of 2012, with the increase driven by the acquisition of ecoATM. During the fourth quarter, ecoATM expanded its pilot in the mass channel and ended the year with approximately 880 kiosks. Outerwall continued to invest to support the growth of ecoATM as it begins to scale the business in 2014. SAMPLEit™ is included in the New Ventures segment and the company expects to continue testing the concept with a limited investment in 2014.

In December 2013, Outerwall exited three New Ventures concepts, Rubi™, Crisp Market™ and Star Studio™, which were classified as discontinued operations, and recorded associated impairment and restructuring charges of $29.5 million for the fourth quarter. The company expects to complete the shutdown process by the end of the first quarter of 2014.

Guidance

For the 2014 full year, Outerwall management expects:

•	Consolidated revenue between $2.358 billion and $2.498 billion;

•	Core adjusted EBITDA from continuing operations between $472 million and $517 million;

•	Core diluted EPS from continuing operations between $5.16 and $5.76 on a fully diluted basis; and

•	Free cash flow between $200 million and $240 million.

For the 2014 first quarter, Outerwall management expects:

•	Consolidated revenue between $570 million and $600 million;

•	Core adjusted EBITDA from continuing operations between $93 million and $108 million; and

•	Core diluted EPS from continuing operations between $0.77 and $0.97 on a fully diluted basis.

Additional Information

Outerwall has provided additional comments on guidance in prepared remarks that also review the company’s 2013 fourth quarter and full year operating and financial results. The prepared remarks and supplemental slides, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com. The 2013 fourth quarter Segment Supplement, which provides historical data in Excel format, is also posted on the website.

Conference Call

CEO J. Scott Di Valerio and CFO Galen C. Smith will host a conference call today at 2:00 p.m. PST (5:00 p.m. EST) to answer questions related to the company’s performance and guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through February 20, 2014, at 1-888-843-7419 or 1-630-652-3042, passcode 3641 5281.

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2014 first quarter and full year results, as well as stock repurchases, including the announced tender offer, bank loans, potential cost savings and tax benefits, leadership transitions and timing and integration of such leadership changes. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	individual personnel decisions,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM, SAMPLEit and Redbox Instant™ by Verizon,

•	our ability to complete the tender offer, the occurrence of any conditions to completing the tender offer, and our decision to waive the occurrence of any condition to completing the tender offer,

•	our ability to repurchase stock and the availability of an open trading window,

•	the achievement of anticipated cost savings and tax benefits,

•	results of our restructuring and cost initiatives, including discontinuation of affected new ventures and workforce reduction,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and other documents filed therewith. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

Important Information Regarding the Expected Tender Offer

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of Outerwall’s common stock. The expected tender offer described in this press release has not yet commenced, and there can be no assurances that Outerwall will commence the tender offer on the terms and conditions described in this press release or at all. If Outerwall commences the tender offer, the tender offer will be made solely by an Offer to Purchase, the Letter of Transmittal and related materials, as they may be amended or supplemented. Stockholders should read Outerwall’s commencement tender offer statement on Schedule TO expected to be filed with the SEC in connection with the tender offer, which will include as exhibits the Offer to Purchase, the Letter of Transmittal and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. If Outerwall commences the tender offer, each of these documents will be filed with the SEC, and, when available, stockholders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent in connection with the tender offer.

###

(Financial Statements Follow)

Contacts

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@outerwall.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the Company, ii) acquisition costs primarily related to the NCR Asset Acquisition and acquisition of ecoATM, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and the impact of the gain on re-measurement of our previously held equity interest in ecoATM upon acquisition, v) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon, vi) benefits from release of indemnification reserves upon settlement of the Sigue Note and vii) a tax benefit related to the recognition of a worthless stock deduction in a corporate subsidiary (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in thousands	2013	2012	2013	2012
Net income from continuing operations	$42,876	$25,535	$208,091	$160,452
Depreciation, amortization and other	52,853	47,496	203,094	184,405
Interest expense, net	6,848	4,615	32,801	15,648
Income taxes	(289)	12,404	34,477	97,941
Share-based payments expense(1)	5,377	6,218	16,831	19,362

Adjusted EBITDA from continuing operations	107,665	96,268	495,294	477,808
Non-Core Adjustments:
Restructuring costs	4,495	—	4,495	—
Acquisition costs	—	—	5,669	3,235
Rights to receive cash issued in connection with the acquisition of ecoATM	6,364	—	8,664	—
Loss from equity method investments	21,352	9,278	48,448	24,684
Sigue indemnification reserve releases	(2,542)	—	(2,542)	—
Gain on previously held equity interest on ecoATM	—	—	(68,376)	—
Gain on formation of Redbox Instant by Verizon	—	—	—	(19,500)

Core adjusted EBITDA from continuing operations	$137,334	$105,546	$491,652	$486,227

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operation to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Diluted EPS from continuing operations	$1.55	$0.83	$7.33	$4.99
Non-Core Adjustments, net of tax:(1)
Restructuring costs	0.10	—	0.10	—
Acquisition costs	0.02	—	0.17	0.06
Rights to receive cash issued in connection with the acquisition of ecoATM	0.20	—	0.25	—
Loss from equity method investments	0.47	0.18	1.04	0.47
Sigue indemnification reserve releases	(0.06)	—	(0.05)	—
Gain on previously held equity interest on ecoATM	—	—	(2.33)	—
Gain on formation of Redbox Instant by Verizon	—	—	—	(0.37)
Tax benefit of worthless stock deduction	(0.60)	—	(0.59)	—

Core diluted EPS from continuing operations	$1.68	$1.01	$5.92	$5.15

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in thousands	2013	2012	2013	2012
Net cash provided by operating activities	$191,700	$152,212	$324,091	$463,906
Purchase of property and equipment	(49,053)	(74,873)	(157,669)	(208,054)

Free cash flow	$142,647	$77,339	$166,422	$255,852

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$593,705	$563,082	$2,306,601	$2,199,884
Expenses:
Direct operating	400,459	402,580	1,575,277	1,498,819
Marketing	9,499	7,174	32,402	25,979
Research and development	4,913	1,900	13,084	6,757
General and administrative	52,990	51,957	221,776	204,519
Depreciation and other	49,005	45,448	192,161	179,027
Amortization of intangible assets	3,848	2,048	10,933	5,378

Total expenses	520,714	511,107	2,045,633	1,920,479

Operating income	72,991	51,975	260,968	279,405
Other income (expense), net:
Income (loss) from equity method investments, net	(21,352)	(9,278)	19,928	(5,184)
Interest expense, net	(6,848)	(4,615)	(32,801)	(15,648)
Other, net	(2,204)	(143)	(5,527)	(180)

Total other income (expense), net	(30,404)	(14,036)	(18,400)	(21,012)

Income from continuing operations before income taxes	42,587	37,939	242,568	258,393
Income tax benefit (expense)	289	(12,404)	(34,477)	(97,941)

Income from continuing operations	42,876	25,535	208,091	160,452
Loss from discontinued operations, net of tax	(20,201)	(2,650)	(33,299)	(10,222)

Net income	22,675	22,885	174,792	150,230

Foreign currency translation adjustment	1,160	(294)	856	1,048

Comprehensive income	$23,835	$22,591	$175,648	$151,278

Basic earnings (loss) per share:
Continuing operations	$1.61	$0.87	$7.65	$5.30
Discontinued operations	(0.76)	(0.09)	(1.23)	(0.34)

Basic earnings per share	$0.85	$0.78	$6.42	$4.96

Diluted earnings (loss) per share
Continuing operations	$1.55	$0.83	$7.33	$4.99
Discontinued operations	(0.73)	(0.08)	(1.17)	(0.32)

Diluted earnings per share	$0.82	$0.75	$6.16	$4.67

Weighted average shares used in basic per share calculations	26,696	29,380	27,216	30,305
Weighted average shares used in diluted per share calculations	27,598	30,619	28,381	32,174

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31, 2013	December 31, 2012
		(As adjusted)
Assets
Current Assets:
Cash and cash equivalents	$371,437	$282,894
Accounts receivable, net of allowances of $1,826 and $2,003	50,296	58,331
Content library	199,868	177,409
Deferred income taxes	11	7,187
Prepaid expenses and other current assets	84,698	29,686

Total current assets	706,310	555,507
Property and equipment, net	520,865	586,124
Notes receivable	—	26,731
Deferred income taxes	6,443	1,373
Goodwill and other intangible assets	638,690	344,063
Other long-term assets	24,392	47,927

Total assets	$1,896,700	$1,561,725

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$236,018	$250,588
Accrued payable to retailers	134,140	138,413
Other accrued liabilities	134,127	146,125
Current callable convertible debt	49,702	—
Current portion of long-term debt and other	42,190	15,529
Current portion of capital lease obligations	11,997	13,350
Deferred income taxes	23,143	—

Total current liabilities	631,317	564,005
Long-term debt and other long-term liabilities	677,356	341,179
Capital lease obligations	9,364	15,702
Deferred income taxes	58,528	91,751

Total liabilities	1,376,565	1,012,637
Commitments and contingencies
Debt conversion feature	1,446	—
Stockholders’ Equity:
Preferred stock, $0.001 par value — 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value — 60,000,000 authorized;
36,356,357 and 35,797,592 shares issued;
26,150,900 and 28,626,323 shares outstanding	482,481	504,881
Treasury stock	(476,796)	(293,149)
Retained earnings	513,771	338,979
Accumulated other comprehensive loss	(767)	(1,623)

Total stockholders’ equity	518,689	549,088

Total liabilities and stockholders’ equity	$1,896,700	$1,561,725

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating Activities:
Net income	$22,675	$22,885	$174,792	$150,230

Adjustments to reconcile net income to net cash flows:
Depreciation and other	44,265	45,568	193,700	179,147
Amortization of intangible assets and deferred financing fees	4,494	2,579	13,461	7,504
Share-based payments expense	5,377	6,218	16,831	19,362
Excess tax benefits on share-based payments	(351)	(67)	(3,698)	(5,740)
Deferred income taxes	1,165	14,383	(10,933)	87,573
Impairment expense	32,732	—	32,732	—
(Income) loss from equity method investments, net	21,352	9,278	(19,928)	5,184
Non-cash interest on convertible debt	543	1,839	3,866	7,109
Loss from extinguishments of callable convertible debt	63	—	6,013	—
Other	(3,059)	7	(2,039)	(4,100)
Cash flows from changes in operating assets and liabilities	62,444	49,522	(80,706)	17,637

Net cash flows from operating activities	191,700	152,212	324,091	463,906
Investing Activities:
Acquisition of ecoATM, net of cash acquired	—	—	(244,036)	—
Purchases of property and equipment	(49,053)	(74,873)	(157,669)	(208,054)
Proceeds from sale of property and equipment	456	312	13,344	1,131
Receipt of note receivable principal	22,818	—	22,913	—
Acquisition of NCR DVD kiosk business	—	—	—	(100,000)
Cash paid for equity investments	—	—	(28,000)	(39,727)

Net cash flows from investing activities	(25,779)	(74,561)	(393,448)	(346,650)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	—	343,769	—
Proceeds from new borrowing of Credit Facility	250,000	—	400,000	—
Principal payments on Credit Facility	(154,375)	(3,270)	(215,313)	(10,938)
Financing costs associated with Credit Facility and senior unsecured notes	(1,759)	—	(2,203)	—
Repurchase of convertible debt	(2,547)	(20,575)	(172,211)	(20,575)
Repurchases of common stock	(100,000)	(76,654)	(195,004)	(139,724)
Principal payments on capital lease obligations and other debt	(4,010)	(3,190)	(14,834)	(16,392)
Excess tax benefits related to share-based payments	351	67	3,698	5,740
Proceeds from exercise of stock options, net	697	558	8,460	4,592

Net cash flows from financing activities	(11,643)	(103,064)	156,362	(177,297)
Effect of exchange rate changes on cash	1,929	(151)	1,538	1,080

Increase (decrease) in cash and cash equivalents	156,207	(25,564)	88,543	(58,961)
Cash and cash equivalents:
Beginning of period	215,230	308,458	282,894	341,855

End of period	$371,437	$282,894	$371,437	$282,894

OUTERWALL INC.

BUSINESS SEGMENT INFORMATION

(in thousands)

(unaudited)

As a complement to our consolidated Statements of Comprehensive Income, we are providing the following information related to our business segments, which includes segment operating income (loss).

We manage our business by evaluating the financial results of our segments, focusing primarily on segment revenue and segment operating income before depreciation, amortization and other and share-based compensation granted to executives, non-employee directors and employees (“segment operating income”). Segment operating income contains internally allocated costs of our shared services support functions, including but not limited to, corporate executive management, business development, sales, customer service, finance, legal, human resources, information technology, and risk management. We also review depreciation and amortization allocated to each segment.

We utilize segment revenue and segment operating income because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt or return capital to shareholders such as through share repurchases.

	Three Months Ended December 31,		Year Ended December 31,
Dollars in thousands	2013	2012	2013	2012
Revenue:
Redbox	$496,399	$488,325	$1,974,531	$1,908,773
Coinstar	80,698	74,464	300,218	290,761
New Ventures	16,608	293	31,852	350

Consolidated revenue	$593,705	$563,082	$2,306,601	$2,199,884

Reconciliation of segment operating income to GAAP operating income:

	Three Months Ended December 31,		Year Ended December 31,
Dollars in thousands	2013	2012	2013	2012
Segment operating income (loss)(1)
Redbox(2)	$111,347	$80,012	$401,680	$386,753
Coinstar	30,817	26,300	102,506	99,261
New Ventures	(7,424)	(3,143)	(19,390)	(8,957)

Subtotal	134,740	103,169	484,796	477,057
Depreciation, amortization and other:
Redbox	40,418	38,812	162,637	148,068
Coinstar	8,428	8,520	33,921	36,108
New Ventures	4,007	164	6,536	229

Total depreciation, amortization and other	52,853	47,496	203,094	184,405
Share-based compensation and rights to receive cash expense	8,896	3,698	20,734	13,247
Operating income (loss):
Redbox	70,929	41,200	239,043	238,685
Coinstar	22,389	17,780	68,585	63,153
New Ventures	(11,431)	(3,307)	(25,926)	(9,186)
Share-based compensation and rights to receive cash expense	(8,896)	(3,698)	(20,734)	(13,247)

Total operating income	$72,991	$51,975	$260,968	$279,405

(1)	Operating income (loss) before depreciation, amortization and other, and share-based compensation and rights to receive cash expense.
(2)	Share-based payments expense related to our content arrangements have been allocated to our Redbox segment.